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                                                                   EXHIBIT 10.41

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT, dated as of May 1, 1997 (the "Agreement"), and amended on August 14, 2000, is made by and between COGENTRIX ENERGY, INC., a North Carolina corporation (the "Company"), and MARK F. MILLER, a resident of Cornelius, North Carolina (the "Employee").

                  WHEREAS, the Company is in the business of developing and operating independent power and cogeneration facilities (the "Business"); and

                  WHEREAS, the Company and the Employee are mutually desirous that the Company employ the Employee, and the Employee accept employment, as President and Chief Operating Officer of the Company upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the Company and the Employee hereby agree as follows:

                  1. Duties.

                  1.1 During the Term (as defined below), the Employee shall be the President and Chief Operating Officer of the Company (or such other and comparable titles and positions as shall be given the Employee by the Board of Directors of the Company (the "Board")), shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Chief Executive Officer of the Company. The Employee shall have such corporate power and authority as are necessary to perform the duties of such office and any other office(s) that are so assigned to him. The Employee shall report directly to the Chief Executive Officer and Chairman of the Board. The Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder, shall use his best efforts to advance the best interests of the Company and shall not engage in outside business activities which materially interfere with the performance of his duties hereunder.

                  1.2 The duties to be performed by the Employee hereunder shall be performed primarily in Charlotte, North Carolina, subject to reasonable travel requirements on behalf of the Company. The Company shall not relocate the Employee outside of Charlotte, North Carolina, without his prior written consent.

                  2. Term. The Company hereby employs the Employee, and the Employee hereby accepts such employment, for a term commencing on May 1, 1997 and ending on the tenth anniversary of such date, unless sooner terminated in accordance with the provisions of Section 4 provided, however, that commencing with the sixth anniversary date of this agreement (May 1, 2003) unless Employer or Employee gives written notice to the other party that the Term of this Employment Agreement shall not be further extended at least ninety (90) days prior to said anniversary date (May 1, 2003) and each anniversary date thereafter, the Term of this Agreement shall automatically be extended for an additional term of one (1) year on such


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anniversary date. The Term of this Agreement shall include any automatic extensions pursuant to the preceding sentence.

                  3. Compensation.

                  3.1 Base Salary. During the Term and subject to the next sentence of this Section 3.1, the Employee shall be compensated at the annual rate of $350,000 ("Base Salary"), payable in accordance with the Company's standard payroll procedures. At the beginning of each calendar year, the Base Salary shall be increased by an amount, if positive, which will reflect increases in the cost of living in accordance with the Company's standard policies and procedures.

                  3.2 Incentive Compensation. In addition to the Base Salary, the Employee shall be entitled to receive a cash bonus ("Bonus") in an amount to be determined following the conclusion of each fiscal year of the Company during the Term in the sole discretion of David J. Lewis or the successor Chief Executive Officer. Any Bonus to which the Employee is entitled under this
Section 3.2 shall be paid to the Employee during the month of February immediately following the fiscal year to which such Bonus relates in a manner consistent with the Company's past practice with respect to the payment of bonuses. As an additional element of incentive compensation the Employee is entitled to participate in the Company's Incentive Bonus Plan ("Incentive Bonus"), dated July 1, 1993

                    3.3 Profit Sharing. The Employee shall be entitled to participate in the Company's existing profit sharing plan (the "Plan"). The Company shall waive the two-year waiting period and any other vesting or eligibility requirements that otherwise would apply to the Employee under the Plan. The Employee shall be entitled to receive an amount in cash (a "Plan Distribution") equal to the product of (i) 0.9% and (ii) the Company's net income before taxes for each fiscal year of the Company commencing with fiscal year 2000 and continuing through the Term. The Employee shall receive a pro-rated portion of any Plan Distribution for any partial fiscal year during the Term. Subject to the next sentence of this Section 3.3, Plan Distributions shall be paid in accordance with the terms of the Plan in a manner consistent with the Company's past practice. Notwithstanding anything to the contrary in this Agreement or the Plan, the Employee and the Company agree that the Employee's entitlement to receive Plan Distributions under the Plan upon termination of the Employee's employment during the Term of this Agreement for any reason (other than under Section 4.2) shall be governed by this Agreement and not the Plan to the extent of any conflict or inconsistency between this agreement and the plan.

                  3.4 Expenses. Upon submission of appropriate invoices or vouchers, the Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by him during the Term in the performance of his duties hereunder.

                  3.5 Participation in Benefit Plans. The Employee shall be entitled to participate in any health benefit or other employee benefit plans available to the Company's key employees as in effect from time to time, to the extent that he may be eligible to do so under the applicable provisions of any such plan. To the fullest extent possible under applicable law, the Company shall waive any and all vesting periods, minimum service periods and waiting periods


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that may otherwise apply to the Employee under the Company's health, benefit and other employee benefit plans available to the Company's key employees.

                  3.6 Vacation. The Employee shall be entitled to four (4) weeks of annual vacation and shall be subject to the Company's standard vacation policy applicable to someone of his position and seniority. Unused vacation shall not be carried over into any subsequent year during the Term. The Company shall have no obligation to pay the Employee for any unused vacation.

                  3.7 Automobile. As promptly as practicable following the date hereof, the Company shall pay the Employee an amount in cash which, after tax, equals the value of the Employee's existing company automobile. Except as provided in this Section 3.7, the Company shall have no obligation to provide the Employee an automobile allowance or otherwise furnish to the Employee an automobile for use during the Term.

                  3.8 Relocation. The Company shall, at its sole cost and expense, offer the Employee relocation benefits similar to the relocation benefits made available to the Employee by his previous employer.

                  3.9. Insurance. In addition to providing Employee the insurance coverage required under Section 3.5, the Company shall, at its sole cost and expense, provide for the benefit of the Employee during the Term a whole life insurance policy in the amount of $5 million, which policy shall be owned by the Employee. The Company shall pay the Employee such amounts in cash as are necessary during the Term to pay any income tax liability the Employee may incur in connection with or arising out of (i) the whole life insurance policy described above and (ii) the Company's agreement to pay any such income tax liability arising there from. Upon termination of employment and upon fulfillment of any Company obligation that may arise under Section 4 to continue providing the insurance coverage contemplated by this Section, the Employee shall have the right, at his sole cost and expense, to assume the insurance policy described above.

                   4. Termination. The Employee's employment hereunder may be terminated only upon the expiration of the Term of this Agreement pursuant to
Section 2 above or under the following circumstances:

                  4.1 Death. The Employee's employment hereunder shall terminate automatically upon his death, in which event the Company shall pay to the Employee's written designee or, if he has no written designee, to his spouse or, if he leaves no spouse and has no written designee, to his estate, (i) accrued but unpaid Base Salary through the date of death, (ii) Base Salary payable for the remainder of the Term, such amounts to be paid in the same manner through the remainder of the term as if the Employee's employment were not terminated,
(iii) accrued but unpaid Bonus and Incentive Bonus through the date of death and
(iv) all reasonable expenses actually incurred or paid by the Employee in the performance of his duties hereunder prior to the date of death.

                  4.2 Disability. The Company may terminate the Employee's employment hereunder if (i) as a result of the Employee's incapacity due to physical or mental illness, the Employee shall have been absent from his duties hereunder on a full-time basis for an aggregate of 180 consecutive or non-consecutive business days in any 12 consecutive-month period and (ii)



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within 10 days after written notice of termination hereunder is given by the
Company, the Employee shall not have returned to the performance of his duties hereunder on a full-time basis. The determination of incapacity or disability under the preceding sentence shall be made in good faith by the Company based upon information supplied by a physician selected by the Company or its insurers and reasonably acceptable to the Employee or his legal representative. During any period that the Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), the Employee shall continue to receive his full Base Salary hereunder until his employment is terminated pursuant to this Section 4.2, provided that amounts payable to the Employee shall be reduced by the sum of the amounts, if any, paid to the Employee during the Disability Period under any disability benefit plans of the Company.

                  4.3 Termination by the Company.

                  4.3.1 The Company (i) shall have "cause" to terminate the Employee's employment hereunder upon the Employee (A) being convicted of a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board), (B) being found by reasonable determination of the Company, made in good faith, to have engaged in (1) willful misconduct, (2) willful or gross neglect,
(3) fraud, (4) misappropriation or (5) embezzlement in the performance of his duties hereunder or (C) having breached in any material respect the terms and provisions of this Agreement and failed to cure such breach within 15 days following written notice from the Company specifying such breach and (ii) may terminate the Employee's employment for "cause" on written notice given to the Employee at any time following the occurrence of any of the events described in clauses (i)(A) and (i)(B) above and on written notice given to the Employee at any time not less than 60 days following the occurrence of any of the events described in clause (i)(C) above. In the event the Employee's employment is terminated by the Company for "cause", the Employee shall be entitled to continue to receive Base Salary accrued but unpaid and expenses incurred but not repaid to the Employee, in each case only until the effective date of such termination.

                  4.3.2 In the event the Employee's employment is terminated by the Company other than for "cause", the Employee shall be entitled to continue to receive (i) Base Salary, (ii) an amount equal to (A) the average Bonus paid to the Employee during the three-year period immediately prior to termination by the Company other than for "cause" or (B) if three years have not elapsed prior to such termination, the average Bonus paid to the Employee, or which would have been paid to the Employee pursuant to this Agreement but for such termination, during the first two full fiscal years of the Company during the Term, (iii) Incentive Bonus Distributions, (iv) Plan Distributions and (v) the benefits contemplated by Section 3.5 and 3.9 of this Agreement, in each case for the remainder of the Term as if such employment had not been terminated, such amounts to be paid (and benefits to be provided) in the same manner through the remainder of the Term as if such employment were not terminated and without offset for earnings from subsequent employment or otherwise. Notwithstanding the foregoing, if the benefit plans with respect to the benefits described above do not provide coverage for or with respect to the Employee after the Employee's employment is terminated by the Company other than for "cause", the Company shall, at its sole cost and expense, provide the Employee supplemental benefits to the extent necessary to afford the Employee the same benefit coverage



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that would have been available to the Employee for the remainder of the Term had his employment not been terminated.

                  4.4 Termination by the Employee.

                  4.4.1 Definitions. For purposes of this Section 4.4, the following terms shall have the respective meanings set forth below:

                  (a) "Affiliate" means, with respect to the Company, any entity directly or indirectly controlled, controlling or under common control with the Company.

                  (b) "Acceleration Payment" means an amount in cash equal to the value of (i) any Bonus, Incentive Bonus or Profit Sharing accrued but unpaid prior to the date of termination, (ii) any vacation accrued but unused prior to the date of termination and (iii) all stock options, restricted stock awards, stock appreciation rights and any other similar Company capital-stock based compensation awards (whether vested or not vested) that have been granted or awarded to the Employee prior to the date of termination.

                  (c) "Change of Control" means: (i) a person, corporation, entity or group acquires, directly or indirectly, the beneficial ownership of 50% or more of the issued and outstanding stock of the Company in a single transaction or series of transactions, (ii) the Company is a party to a merger, consolidation or similar transaction and following such transaction 50% or more of the issued and outstanding securities of said party is beneficially owned by a person, corporation, entity or group other than the Company or an Affiliate of the Company, (iii) the Company sells or transfers 50% or more of its assets to any other person or persons other than an Affiliate of the Company, (iv) the shareholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company or (v) during any two-year period, individuals who comprise a majority of the Board at the beginning of such two-year period do not comprise a majority of the Board at the end of such two-year period (such Board composition being referred to as a "Continuing Majority"). Notwithstanding the foregoing, the absence of a Continuing Majority during the Term shall not constitute a Change of Control if such absence is in contemplation of an initial public offering or a private placement of the capital stock or other securities of the Company.

                  (d) "Good reason" means: (i) the assignment to the Employee of any duties inconsistent with his status as President and Chief Operating Officer of the Company or a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer of a significant portion of such responsibilities to one or more other persons; (ii) the failure by the Company to pay or provide to the Employee, within 30 days of a written demand therefor, any amount of compensation or any benefit which is due, owing and payable pursuant to the terms hereof or of any applicable plan, program, arrangement or policy; (iii) the breach in any material respect by the Company of any of its other obligations or agreements set forth herein and the failure by the Company to cure such breach within 30 days after written notice thereof from the Employee; or (iv) the occurrence of a Change of Control.

                  (e) "Severance" means the sum of (i) the highest Base Salary that was paid to the Employee at any time prior to termination by the Employee for good reason, (ii) the



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         average Bonus paid to the Employee during the three-year period immediately prior to termination by the Employee for good reason or, if three years have not elapsed prior to such termination, the average Bonus paid to the Employee, or which would have been paid to the Employee pursuant to this Agreement but for such termination, during the first two full fiscal years of the Company during the Term, and
         (iii) the average Incentive Bonus paid to Employee during the three (3) year period immediately prior to termination of the Employee for good reason, and (iv) the average Plan Distribution paid to the Employee during the three-year period immediately prior to termination by the Employee for good reason or, if three years have not elapsed prior to such termination, the Plan Distribution (on an annualized basis) the Employee would have received for the year during which the Employee's employment was terminated by the Employee for good reason.

                  (f) "Severance Benefits" means the benefits contemplated by
         Section 3.5 and 3.9 of this Agreement.

                  (g) "Severance Term" means the longer of (i) five (5) years or
         (ii) the remainder of the Term as if the Employee's employment had not been terminated.

                  4.4.2 At the election of the Employee for "good reason," the Employee may terminate his employment immediately upon written notice to the Company. If during the Term the Employee's employment is terminated by the Employee for good reason, the Employee shall be entitled to receive from the Company (i) Severance and Severance Benefits for each year during the Severance Term and the Acceleration Payment and (ii) in addition to the amounts described above, cash payments in an amount sufficient to ensure that the amounts received under this Section 4.4.2 as a result of a Change of Control are not subject to net reductions due to the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended.

                  4.4.3 Upon 90 days' prior written notice, the Employee may terminate his employment with the Company other than for good reason. If the Employee voluntarily terminates his employment with the Company other than for good reason, no further payment shall be due the Employee pursuant to Section 3 above (other than payments for accrued and unpaid Base Salary and expenses incurred but not repaid to the Employee, in each case prior to such termination and such amounts as may be payable under the provisions of the Profit Sharing/ Incentive Bonus plans.).

                  4.5 Effect of Termination on Certain Obligations. No termination of the employment of the Employee, whether voluntary or involuntary, shall terminate, affect or impair any of the obligations or rights of the parties set forth in Sections 3.9, 4 and 5 of this Agreement, all of which obligations and rights shall survive any termination of employment of the Employee hereunder.

                  5. Covenants of the Employee.

                  5.1 Covenant Against Competition. The Employee acknowledges that (i) the Company is one of a limited number of persons who have developed the Business; (ii) the Business is national and international in scope; (iii) the Employee's work for the Company will



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give him access to the confidential affairs and proprietary information of the
Company; (iv) the agreements and covenants of the Employee contained in this
Section 5 are essential to the business and goodwill of the Company; and (v) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 5. Accordingly, the Employee covenants and agrees that:

                           (a) During the Term, the Employee shall not, in the
United States or Asia, directly or indirectly, (1) engage in any business that competes with the Business (or any part thereof) for the Employee's own account;
(2) render any services to any person (other than the Company) engaged in such activities; or (3) become interested in any such person (other than the Company) as a partner, shareholder, principal, agent, consultant or in any other relationship or capacity; provided, however, that notwithstanding the above, the Employee may own, directly or indirectly, solely as an investment, securities of any such person which are traded on any national securities exchange or NASDAQ if the Employee (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such person.

                           (b) During the Term and for the period ending five
years following the date upon which the Employee ceases to be an employee of the Company (the "Restricted Period"), the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Business or to the Company and its affiliates learned by the Employee heretofore or hereafter, directly or indirectly, from the Company and its affiliates, including, without limitation, information with respect to (i) prospective facilities, (ii) sales figures, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists (the "Confidential Information"), and shall not disclose such Confidential Information to anyone outside of the Company and its affiliates except with the Company's express prior written consent and except for Confidential Information which (A) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Employee or (B) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

                           (c) All memoranda, notes, lists, records and other
documents (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the Business or the Company shall be the Company's property and shall be delivered to the Company at any time on request.

                  5.2 Rights and Remedies upon Breach. If the Employee breaches, or threatens to commit a breach of, any of the provisions of Section 5.1 (the "Restrictive Covenants"), the Company shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                           (a) The right and remedy to have the Restrictive
Covenants specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or



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actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

                  6. Severability. The Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  7. Blue-Pencilling. If any court determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the duration or scope of such provisions, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  8. Enforceability; Jurisdictions. The Company and the Employee intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Employee that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

                  9. Indemnification. To the fullest extent permitted or required by the laws of the State of North Carolina, the Company shall indemnify and hold harmless (including the advance payment of expenses) the Employee, in accordance with the terms of such laws, if the Employee is made a party, or threatened to be made a party, to any threatened, pending, or contemplated suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that the Employee is or was an officer or director of the Company or any subsidiary or affiliate of the Company, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding. The Company's obligations under this paragraph will survive the termination of this Agreement for any reason whatsoever.

                  10. D&O Liability Insurance. During the Term, and Severance Term, if any, the Company shall maintain customary directors' and officers' liability insurance.

                  11. Notice. Any notice or other communication hereunder shall be in writing and shall be mailed or delivered to the respective parties hereto as follows:

                  (a)      If to the Company:



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                                    Cogentrix Energy, Inc.
                                    9405 Arrowpoint Boulevard
                                    Charlotte, NC  28273-8110
                                    Attention: David J. Lewis


                  (b)      If to the Employee:

                                    Mr. Mark F. Miller
                                    18408 Harbor Light Blvd.
                                    Cornelius, NC 28031

The addresses of either party hereto above may be changed by written notice to the other party.

                  12. Amendment; Waiver; Renegotiation.

                  12.1 This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms of covenants hereof may be waived, only by a written instrument executed by the party against whom such modification or waiver is sought to be enforced. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                  12.2 The CEO shall review Employee's Base Salary, Bonus, Incentive Bonus, Profit Sharing, Insurance, and other Benefits then being paid to him not less frequently than every three years in light of the results of operations and current salaries and benefits then being paid to other persons holding similar positions. Following such review, Employer may increase (but shall not be required to increase) the Base Salary, Bonus, Incentive Bonus, Profit Sharing, Insurance, or other Benefits, but may not decrease the Base Salary, Incentive Bonus, Profit Sharing, Insurance, and other Benefits from the then existing level.

                  13. Benefit and Binding Effect. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, but shall be personal to and not assignable by the Employee. The obligations of the Company hereunder are personal to the Employee or where applicable to his spouse or estate, and shall be continued only so long as the Employee shall be personally discharging his duties hereunder. The Company may assign its rights, together with its obligations, to any corporation which is a direct or indirect wholly-owned subsidiary of the Company; provided, however, that the Company shall not be released from its obligations hereunder without the prior written consent of the Employee, which consent shall not be unreasonably withheld.

                  14. Governing Law. This Agreement shall be governed by the laws of the State of North Carolina regardless of the laws that might be applicable under principles of conflicts of law.



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                  15. Counterparts. This Agreement may be executed by the
parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

                  16. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                  17. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements. No subsequent modification may be made to this Agreement except by signed writing of the parties.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                    EMPLOYEE

Witness: /s/ Dennis M. Alexander    /s/ Mark F. Miller                    (SEAL)
         -----------------------    --------------------------------------
                                    Mark F. Miller


                                    COGENTRIX ENERGY, INC.


                                    By:  /s/ David J. Lewis
                                         ---------------------------------------
                                    Name:  David J. Lewis
                                    Title:  CEO & Chairman



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